Exhibit 99.1
United Components Completes Sales of Its Flexible Lamps Unit
Divestiture furthers focus on core business development
EVANSVILLE, IN, December 1, 2006 – United Components, Inc. (UCI) announced today that it has completed the sale of its Flexible Lamps business unit. The sale price for the transaction was approximately $39 million, subject to post-closing adjustments.
The divestiture of Flexible Lamps, a UK manufacturer of lighting systems for commercial vehicles, following the divestitures earlier this year of the company’s Neapco and Pioneer business units, furthers UCI’s Centers of Excellence strategy, allowing the company now to devote full focus and attention to its core automotive aftermarket businesses: Airtex Products (fuel systems), ASC Industries (cooling systems), Champion Laboratories (filtration) and Wells Manufacturing (engine management).
Flexible Lamps was acquired by an affiliate of Truck-Lite Co. Inc. Headquartered in Falconer, New York, Truck-Lite is a major producer of lighting and mirror products for the heavy duty truck, trailer, and commercial vehicle industries. Shield Corporate Finance, the international divestiture specialists, served as financial advisor to UCI on the transaction.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Statements in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could affect the UCI’s actual results. Information regarding the important factors that could cause UCI’s actual results to differ materially from the forward-looking statements contained in this release can be found in United Components’ reports filed with the Securities and Exchange Commission.
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